Exhibit 99.1

uniQure Announces Alignment with FDA on Key Elements of Accelerated Approval Pathway for AMT-130 in Huntington’s Disease

~ U.S. Food and Drug Administration (FDA) agrees that data from ongoing Phase I/II studies compared to a natural history external control may serve as the primary basis for a Biologics License Application (BLA) for Accelerated Approval ~

~ FDA agrees that the composite Unified Huntington’s Disease Rating Scale (cUHDRS)
may serve as an intermediate clinical endpoint for Accelerated Approval ~

~ Conference call today at 8:30 a.m. ET ~

Lexington, MA and Amsterdam, the Netherlands, December 10, 2024 — uniQure N.V. (NASDAQ: QURE), a leading gene therapy company advancing transformative therapies for patients with severe medical needs, today announced that the company reached agreement with the U.S. Food and Drug Administration (FDA) on key elements of an Accelerated Approval pathway for AMT-130.

“We are very pleased to reach agreement with the FDA on core components of an Accelerated Approval pathway for AMT-130,” said Walid Abi-Saab, M.D., chief medical officer of uniQure. “Our alignment reflects the strength of our data and collaborative discussions with the staff and senior management at FDA’s Center for Biologics Evaluation and Research (CBER). This is an important milestone for the Huntington’s disease community as it puts us on the most rapid and efficient pathway to deliver a potentially life-changing therapy to people living with this devastating neurodegenerative disorder. We have initiated BLA readiness activities and look forward to further engaging with the FDA in the first half of 2025 to discuss our statistical analysis plan and the technical CMC requirements.”

As part of uniQure’s Regenerative Medicine Advanced Therapy (RMAT) Type B meeting held in late November, the FDA agreed that data from the ongoing Phase I/II studies, compared to a natural history external control, may serve as the primary basis for a BLA submission under the Accelerated Approval pathway, avoiding the need for an additional pre-submission study. The FDA also agreed that cUHDRS may be used as an intermediate clinical endpoint and that reductions in neurofilament light chain (NfL) measured in cerebrospinal fluid (CSF) may serve as supportive evidence of therapeutic benefit in the application for accelerated approval.

The FDA granted uniQure RMAT designation for AMT-130 in May 2024, stating that preliminary clinical data from the ongoing Phase I/II studies indicate AMT-130 has the potential to address unmet medical needs for the treatment of Huntington’s disease. In July 2024, uniQure presented interim data at 24 months showing durable, dose-dependent slowing of disease progression based on the cUHDRS of treated patients compared to a propensity-weighted natural history. These data also showed reductions in CSF NfL, a measure of neurodegeneration, in treated patients at 24 months compared to baseline.

Investor Conference Call and Webcast Information

uniQure management will host an investor conference call and webcast today, Tuesday, December 10 at 8:30 a.m. ET. The event will be webcast under the Events & Presentations section of uniQure’s website at https://www.uniqure.com/investors-media/events-presentations, and following the event a replay will be archived for 90 days.  Interested parties participating by phone will need to register using this online form.  After registering for dial-in details, all phone participants will receive an auto-generated e-mail containing a link to the dial-in number along with a personal PIN number to use to access the event by phone.  If you are joining the conference call, please dial in 15 minutes before the start time.

About the Phase I/II Clinical Program of AMT-130

uniQure is conducting two multi-center, dose-escalating, Phase I/II clinical studies to explore the safety, tolerability, and exploratory efficacy signals of AMT-130 for the treatment of Huntington’s disease. In the U.S. study, a total of 26 patients with early manifest Huntington’s disease were randomized to treatment (n=6 low dose; n=10 high dose) or an imitation (sham) surgical procedure (n=10). Treated patients received a single administration of AMT-130 through MRI-guided, convection-enhanced stereotactic neurosurgical delivery directly into the striatum (caudate and putamen). The study consists of a blinded 12-month core study period followed by unblinded long-term follow-up of treated patients for five years. An additional four control patients crossed over to treatment.

The European open-label Phase Ib/II study of AMT-130 enrolled 13 patients with early manifest Huntington’s disease (n=6 low dose; n=7 high dose).

A third cohort is enrolling an additional 12 patients across sites in the U.S. and EU.  This cohort is randomized to explore both doses of AMT-130 in combination with immunosuppression, using the current, established stereotactic administration procedure.

Additional details are available on www.clinicaltrials.gov (NCT0543017, NCT04120493)

AMT-130 was granted the FDA’s Regenerative Medicine Advanced Therapy (RMAT) designation, the first for Huntington’s disease.

About Huntington’s Disease

Huntington’s disease is a rare, inherited neurodegenerative disorder that leads to motor symptoms including chorea, behavioral abnormalities and cognitive decline resulting in progressive physical and mental deterioration. The disease is an autosomal dominant condition with a disease-causing CAG repeat expansion in the first exon of the huntingtin gene that leads to the production and aggregation of abnormal protein in the brain. According to 2021 study in Neuroepidemiology, approximately 70,000 people have been diagnosed with Huntington’s disease in the U.S. and Europe, with hundreds of thousands of others at risk of inheriting the disease. Despite the clear etiology of Huntington’s disease, there are currently no approved therapies to delay the onset or to slow the disease’s progression.

About uniQure

uniQure is delivering on the promise of gene therapy – single treatments with potentially curative results. The approvals of uniQure’s gene therapy for hemophilia B – an historic achievement based on more than a decade of research and clinical development – represent a major milestone in the field of genomic medicine and ushers in a new treatment approach for patients living with hemophilia. uniQure is now advancing a pipeline of proprietary gene therapies for the treatment of patients with Huntington's disease, refractory temporal lobe epilepsy, ALS, Fabry disease, and other severe diseases. www.uniQure.com

uniQure Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as "anticipate," "believe," "could," “establish,” "estimate," "expect," "goal," "intend," "look forward to", "may," "plan," "potential," "predict," "project," “seek,” "should," "will," "would" and similar expressions and the negatives of those terms. Forward-looking statements are based on management's beliefs and assumptions and on information available to management as of the date of this press release. Examples of these forward-looking statements include, but are not limited to, statements concerning: the availability of accelerated approval pathways and the need for additional pre-approval studies for AMT-130; the Company’s plans to initiate BLA-readiness activities; the Company’s ability to deliver a potentially life-changing therapy to people living with Huntington’s disease and related timeline for doing so; the Company’s plans for further engagement with the FDA in the first half of 2025; the potential clinical and functional effects of AMT-130; the Company’s plans to continue clinical development of AMT-130; the Company’s enrollment plans with respect to the third cohort of the Phase I/II study; and the utility of NfL in CSF as an effective biomarker of therapeutic benefit. The Company’s actual results could differ materially from those anticipated in these forward-looking statements for many reasons. These risks and uncertainties include, among others: risks related to the Company’s Phase I/ll clinical trials of AMT-130, including the risk that interim data from the trials may not be predictive of later data readouts that will serve as a basis for further regulatory interactions; risks related to the Company’s current and future interactions with regulatory authorities, which may affect the initiation, timing and progress of clinical trials, its BLA submission plans and pathways to regulatory approval; risks related to the Company’s ability to pursue business development efforts with respect to AMT-130;risks related to the Company’s use of propensity-weighted external controls in connection with its statistical analysis of clinical outcomes to date, and whether regulatory authorities will accept the Company’s approach as a basis for accelerated approval; risks related to the Company’s use of nominal p values as a basis for its statistical analyses; whether the measurements that the Company is evaluating continue to be viewed as robust and sensitive measurements of disease progression; whether RMAT designation or any accelerated pathway, will lead to regulatory approval; the Company’s ability to continue to build and maintain the infrastructure and personnel needed to achieve its goals; the Company’s effectiveness in managing current and future clinical trials and regulatory processes; the Company’s ability to demonstrate the therapeutic benefits of its gene therapy candidates in clinical trials; the continued development and acceptance of gene therapies; the Company’s ability to obtain, maintain and protect its intellectual property; and the Company’s ability to fund its operations and to raise additional capital as needed and on acceptable terms. These risks and uncertainties are more fully described under the heading "Risk Factors" in the Company’s periodic filings with the U.S. Securities & Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on February 28, 2024, its Quarterly Reports on Form 10-Q filed May 7, 2024, August 1, 2024 and November 5, 2024, and in other filings that the Company makes with the SEC from time to time. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements and, except as required by law, the Company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

uniQure Contacts:

FOR INVESTORS:	FOR MEDIA:

Chiara Russo	Tom Malone
Direct: 617-306-9137	Direct: 339-970-7558
Mobile: 617-306-9137	Mobile:339-223-8541
c.russo@uniQure.com	t.malone@uniQure.com